Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 17, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MyOtherCountryClub.com
Reno, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/Amendment #3, Registration Statement under the Securities Act of 1933, filed by MyOtherCountryClub.com of our report dated March 6, 2010, relating to the financial statements of MyOtherCountryClub.com, a Nevada Corporation, as of and for the period ending December 31, 2009, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan